UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

ORANCO, INC.
Exact name of registrant as specified in its charter

Nevada	000-28181	87-0574491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1981 E. Murray Holladay Rd, Suite 100, Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

702-834-9810
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certason Officers; Compensatory Arrangements of Certain Officers

(a) Resignation of Director.

On March 5, 2015, Juan S. Zabala resigned as a director because of time constraints. To best of registrants knowledge Mr. Zabala has no disagreements with registrant on any matter relating to the registrant’s operations.

(b) Resignation of Executive Officer

On March 5, 2015, Juan S. Zabala resigned as a President, Secretary, and Treasurer of Registrant because of time constraints. To best of registrants knowledge Mr. Zabala has no disagreements with registrant on any matter relating to the registrant’s operations.

(c) Appointment of Executive Officer.

On March 5, 2015, Claudio Gianascio was appointed to the President, Secretary, Treasurer and sole officer of Registrant. The appointment was not the result of any understanding or arrangement between Mr. Gianascio and any other person. The Company has no agreement or understanding, express or implied, with Mr. Gianascio, regarding compensation in the form of salary, bonuses, stocks, options, warrants or any other form of remuneration, for services performed on behalf of the Company.

Since 2005 Mr. Gianascio, 55, has been the owner and director of Green Park Corporation LLP, a London based financial advisory firm. From 1999 until March 2011, he was President, Secretary, Treasurer and Director of Oranco. Mr.  Gianascio holds a Masters Degree in Economics which he received from the University of Geneva, Switzerland and was a Fiduciario Finanziario within the state of Ticino, Switzerland

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oranco, Inc.

Dated: March 5, 2015	By:	S/ Claudio Gianascio
	Name:	Claudio Gianascio
`	Title:	President